ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into as of this 2nd day of October, 2024 by and among THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York life insurance company (hereinafter the “Company”), on its own behalf and on behalf of the separate accounts listed on Schedule One hereto, each a segregated asset account of the Company (each referred to as an “Account”), and ARIEL DISTRIBUTORS, LLC (collectively with its predecessor, Ariel Distributors, Inc., the “Distributor”); the Company and the Distributor referred to herein collectively as the “Parties.”

WITNESSETH:

WHEREAS, THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”) and the Distributor entered into an Administrative Services Agreement on November 1, 2000, as amended (the “VALIC ASA”);

WHEREAS, the Parties and ARIEL INVESTMENT TRUST (the “Trust”) have entered into a participation agreement dated as of October 2, 2024, as may be amended from time to time (the “Participation Agreement”);

WHEREAS, Distributor provides services to the series (“Funds”) of the Trust listed on Schedule One to this Agreement;

WHEREAS, Distributor desires the Company to provide administrative services detailed in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company and the Distributor hereby agree as follows:

1.  The Parties hereto adopt and agree to the terms of the VALIC ASA in the form attached hereto as Appendix A (“Appendix A”), which for this purpose excludes the signature pages to such VALIC ASA, subject to the changes described below. For avoidance of doubt, this Agreement does not amend, delete or supersede the VALIC ASA or amend, delete or supersede agreement(s), if any, between the Parties with respect to other separate accounts of the Company.

2.  For purposes of this Agreement, all references to The Variable Annuity Life Insurance Company or VALIC in Appendix A are deleted and replaced with The United States Life Insurance Company in the City of New York.

3.  For purposes of this Agreement, all references to Ariel Distributors, Inc., an Illinois corporation in Appendix A are deleted and replaced with Ariel Distributors, LLC, a Delaware limited liability company.

4.  For purposes of this Agreement, the applicable state law in Section 15 of Appendix A under which this Agreement shall be construed shall be the laws of the State of New York instead of the laws of the State of Texas.

5.  For purposes of this Agreement, Schedule One in Appendix A is deleted and replaced with the separate Schedule One to this Agreement.

6.  For purposes of this Agreement, the following is added to Appendix A as an additional provision: Trademark Licensing. As a distributor for the Funds marketed under the trademarks set forth on Appendix B (the “Trademarks”), Distributor grants to Company a revocable, royalty-free right and license to use the Trademarks in a non-misleading manner in Company’s advertising and promotional material (the “Marketing Materials”). Such right and license is subject to the following conditions:

(a)	Company agrees to use the Trademarks only with reference to the Funds marketed under the Trademarks.

(b)

Company shall not obliterate, deface, destroy, cancel or otherwise alter the commercial impression of the Trademarks in any way in conjunction with its use, and shall use the symbol ™ adjacent to a Trademark until such Trademark is registered by the USPTO, and thereafter, the symbol ®.

(c)	All Marketing Materials shall include a legend stating that the Trademarks used therein are owned by, and used with the permission, of Distributor.

(d)

Distributor reserves all rights not expressly granted to Company under this Agreement. Company understands and agrees that the rights granted by Distributor above to use the Trademarks convey to the Company no greater rights than those expressly stated herein. In particular, Company shall at no time acquire any legal or equitable right, title or interest of any sort in the Trademarks or in the use thereof.

(e)	All uses of the Trademarks by Company and all goodwill generated by Company’s use of the Trademarks shall inure to the benefit of Distributor.

(f)	Upon Distributor’s reasonable request, Company will promptly provide samples of Marketing Materials to Distributor for review to determine Company’s compliance with this Agreement.

(g)	At the request of Distributor, Company shall immediately terminate all use of the Trademarks in the Marketing Materials.

7.  At the time of entering into this Agreement, American International Group (“AIG”) has a controlling interest of the parent company of the Company. AIG intends to transfer a “controlling” block of outstanding voting securities of the Company’s parent company (the “Divestment”) within the meaning of Section 2(a)(4) of the Investment Company Act of 1940 (the “1940 Act”) and, as a result, the Company will no longer be a “controlled company” of AIG within the meaning of the 1940 Act (the “Change of Control”). The Distributor hereby consents to any “assignment” of this Agreement that is deemed to have occurred as a result of the Change of Control. Further, the Distributor hereby consents to any future assignments that may occur as the result of the sale of a controlling block of securities to a new controlling company, so long as such assignment occurs during the Divestment.

8.  This Agreement shall be interpreted consistent with the intent of the Parties which is to create a fully separate agreement among the Parties in respect of investment(s) by the Company, on behalf of the Accounts, in shares of Funds of the Trust.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE UNITED STATES LIFE INSURANCE COMPANY
IN THE CITY OF NEW YORK

By:
Name: Barbara Rayll
Title: Vice President, Business Case Development

ARIEL DISTRIBUTORS, LLC

By:
Name: Emma L. Rodriguez-Ayala
Title: EVP, Chief Administrative Officer and General Counsel

Appendix A

AGREEMENT

THIS AGREEMENT (“Agreement”) made as of November 1, 2000, is by and between ARIEL DISTRIBUTORS, INC., a Illinois corporation (“Underwriter”) and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation (“VALIC”).

WITNESS ETH:

WHEREAS, each of the investment companies listed on Schedule One hereto (“Schedule One,” as the same may be amended from time to time), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Act”) (such investment companies are hereinafter collectively called the “Funds,” or each a “Fund”); and

WHEREAS, each of the Funds is available as an investment vehicle for VALIC for its separate account to fund variable annuity contracts (“Contracts”) listed on Schedule Two hereto (“Schedule Two,” as the same may be amended from time to time); and

WHEREAS, VALIC has entered into a participation agreement dated November 1, 2000, among VALIC, the Fund, and the Funds’ underwriter (the “Participation Agreement,” as the same may be amended from time to time); and

WHEREAS, Underwriter desires VALIC to provide the administrative services specified in the attached Exhibit A (“Administrative Services and other Shareholder Services”), in connection with the Contracts for the benefit of persons who maintain their ownership interests in the separate account, whose interests are included in the master account (“Master Account”) referred to in paragraph 1 of Exhibit A (“Shareholders”), and VALIC is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

1.	VALIC agrees to perform the Administrative Services specified in Exhibit A and other Shareholder Services hereto for the benefit of the Shareholders.

2.

VALIC represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

3.

VALIC agrees to provide copies of all the historical records relating to transactions between the Funds and Shareholders, and all written communications and other related materials regarding the Fund(s) to or from such Shareholders, as reasonably requested by The Fund or Underwriter or its representatives (which representatives, include, without limitation, its auditors, legal counsel or the Investment Adviser of the Fund, as the case may be), to enable

Underwriter or its representatives to monitor and review the Administrative Services performed by VALIC, or comply with any request of the board of directors, or trustees or general partners (collectively, the “Directors”) of any Fund, or of a governmental body, self-regulatory organization or Shareholder.

In addition, VALIC agrees that it will permit Underwriter, the Funds or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Administrative Services.

4.

VALIC may, with the consent of Underwriter, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of VALIC required by this Agreement, or the Participation Agreement, provided that VALIC shall be fully responsible for the acts and omissions of such other parties.

5.	VALIC hereby agrees to notify Underwriter promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

6.

VALIC hereby represents and covenants that it does not, and will not, own or hold or control with power to vote any shares of the Funds which are registered in the name of VALIC or the name of its nominee and which are maintained in VALIC variable annuity or variable life insurance accounts. VALIC represents further that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “l934 Act”), and it is not required to be so registered, including as a result of entering into this Agreement and performing the Administrative Services, and other obligations of VALIC set forth in this Agreement.

7.

The provisions of the Agreement shall in no way limit the authority of Underwriter, the Fund or the Fund’s Investment Adviser to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of such Funds and/or sale of its shares.

8.

In consideration of the performance of the Administrative Services and other Shareholder Services by VALIC, beginning on the date hereof, agrees to pay VALIC a quarterly amount that is equal on an annual basis to 0.25 basis points (0.25%) of the average daily net assets of the Fund held in the Contracts. The foregoing fee will be paid by Underwriter to VALIC within 20 days of the end of each calendar quarter, without demand or notice by VALC.

Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by Adviser to VALIC relate solely to the performance by VALIC of the Administrative Services described herein and other Shareholder Services, and do not constitute payment in any manner for insurance services provided by VALIC to VALIC policy or contract owners, or to any separate account organized by VALIC, or for any investment advisory services, or for costs associated with the distribution of any variable annuity or variable life insurance contracts.

9.

VALIC shall indemnify and hold harmless each of the Funds, the Fund’s Investment Adviser and Underwriter and each of their respective officers, Directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that any one or more of them may incur including without limitation reasonable attorneys’ fees, expenses and costs arising out of or related to the performance or non-performance by VALIC of the Administrative Services under this Agreement.

10.

This Agreement may be terminated without penalty at any time by VALIC or by the Underwriter as to one or more of the Funds collectively, upon ninety days (90) written notice to the other party. Notwithstanding the foregoing, the provisions of paragraphs 2, 3, 9 and 11 of this Agreement, shall continue in full force and effect after termination of this Agreement.

This Agreement shall not require VALIC to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which VALIC or the Funds are subject provided that such records shall be offered to the Funds in the event VALIC decides to no longer preserve such records following such time periods.

11.

After the date of any termination of this Agreement in accordance with paragraph 10 of this Agreement, no fee will be due with respect to any amounts in the Contracts first placed in the Master Account for the benefit of Shareholders after the date of such termination. However, notwithstanding any such termination, Underwriter will remain obligated to pay VALIC the fee specified in paragraph 8 of this Agreement, with respect to the value of each Fund’s average daily net assets maintained in the Master Account with respect to the Contracts as of the date of such termination, for so long as such amounts are held in the Master Account and VALIC continues to provide the Administrative Services with respect to such amounts in conformity with this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

12.

VALIC understands and agrees that the obligations of the Underwriter under this Agreement are not binding upon any of the Funds, upon any of their Board members, officers, or upon any shareholder of any of the Funds.

13.

It is understood and agreed that in performing the services under this Agreement VALIC, acting in its capacity described herein, shall at no time be acting as an agent for the Fund’s Investment Adviser, Underwriter or any of the Funds. VALIC agrees, and agrees to cause its agents, not to make any representations concerning a Fund except those contained in the Fund’s then-current prospectus; in current sales literature furnished by the Fund, the Fund’s Investment Adviser or Underwriter to VALIC; in the then current prospectus for a variable annuity contract or variable life insurance policy issued by VALIC or then current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by the Fund’s Investment Adviser.

14.

This Agreement, including the provisions set forth herein in paragraph 8, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

15.	This Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law of such jurisdiction.

16.

This Agreement, including Exhibit A, Schedule One and Schedule Two, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule One and/or Schedule Two may be replaced from time to time with a new Schedule One and/or Schedule Two to accurately reflect any changes in the Funds available as investment vehicles and/or the Contracts available, under the Participation Agreement, respectively.

SCHEDULE ONE

Investment Company Name:	Series Name(s):
Ariel Investment Trust	Ariel Fund
Ariel Appreciation
Ariel Premier Bond Fund, Investor Class

SCHEDULE TWO

List of Contracts

•	Portfolio Director Series

EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, VALIC shall perform the following Administrative Services:

1.

Maintain separate records for each Shareholder, which records shall reflect shares purchased and redeemed for the benefit of the Shareholder and share balances held for the benefit of the Shareholder. VALIC shall maintain the Master Account with the transfer agent of the Fund on behalf of Shareholders and such Master Account shall be in the name of VALIC or its nominee as the record owner of the shares held for such Shareholders.

2.

For each Fund, disburse or credit to Shareholders all proceeds of redemptions of shares of the Fund and all dividends and other distributions not reinvested in shares of the Fund or paid to the Separate Account holding the Shareholders’ interests.

3.

Prepare and transmit to Shareholders periodic account statements showing the total number of shares held for the benefit of the Shareholder as of the statement closing date (converted to interests in the Separate Account), purchases and redemptions of Fund shares for the benefit of the Shareholder during the period covered by the statement, and the dividends and other distributions paid for the benefit of the Shareholder during the statement period (whether paid in cash or reinvested in Fund shares).

4.

Transmit to Shareholders proxy materials and reports and other information received by VALIC from any of the Funds and required to be sent to Shareholders under the federal securities laws and, upon request of the Fund’s transfer agent, transmit to Shareholders material Fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be necessary and proper for receipt by all Fund beneficial shareholders.

5.	Transmit to the Fund’s transfer agent purchase and redemption orders on behalf of Shareholders.

6.

Provide to the Funds, or to the transfer agent for any of the Funds, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable each of the Funds and its Underwriter to comply with any applicable State Blue Sky requirements.

The Variable Annuity Life Insurance Company 2929 Allen Parkway Houston, TX 77019

AMENDMENT TO AGREEMENT

THIS AMENDMENT is made and entered into between ARIEL DISTRIBUTORS, INC., an Illinois corporation (“Underwriter”) and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation (“VALIC”).

WHEREAS, the parties entered into an Administrative Services Agreement dated November 1, 2000 (the “Agreement”), and wish to amend that Agreement; and

WHEREAS, the Agreement may only be amended pursuant to a written instrument;

NOW, THEREFORE, the parties agree that the first paragraph of Section 8 of the Agreement shall be replaced with the following:

8. ADI shall pay VALIC a fee with respect to each Fund, on a quarterly basis, equal to 35 basis points (0.35%) per annum of the average daily net asset value of the Shares of such Fund that are held on behalf of the Plans in an Account for which VALIC is providing Services under this Agreement. VALIC will calculate the Administrative Fees at the end of each calendar quarter and invoice ADI. ADI will make payment to VALIC within 30 days after receipt of the invoice unless ADI shall disagree as to the amount in writing (which may be electronic). Each payment will be accompanied by a statement showing the calculation of the Administrative Fees. As soon as practicable after each September 30, VALIC will inform ADI of the number of participant accounts invested in each of the Funds.

Quarterly Invoices should be sent to:

Attn: Jason Hadler

Sunstone Financial Group, Inc.

803 West Michigan Street

Suite A

Milwaukee, WI 53233

AND FURTHER, the parties agree that Schedule One of the Agreement shall be replaced with the Schedule One attached to this Amendment;

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of January 1, 2002.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:
Authorized Signatory

Evelyn Curran
Print or Type Name

Member of American International Group, Inc.

Ariel Investment Trust

Financial Intermediary Controls and Compliance Questionnaire

Name of Financial Intermediary: VALIC Retirement Services Company

Completed by:

Thomas M. Ward

Title:  Vice President

Date:  August 31, 2012

Code of Ethics	Yes	No	If no, explanation
• Does your firm have a formally documented Code of Ethics?	X
• Has it been approved by the Board or other appropriate governing body?	X
• Does the Code of Ethics include personal trading/insider trading and safeguarding of client information provisions?	X

Privacy Policy
• Does your firm have a privacy policy?	X

Anti-Money Laundering (AML)
• Does your firm have a formally documented AML policy?		X	Since VRSCO is a transfer agent and not a broker-dealer, the AML compliance function is delegated to VALIC Financial Advisors, Inc. (“VFA”), a broker-dealer and affiliate of VALIC Retirement Services Company
• Has it been approved by the Board or other appropriate governing body?	X		The VFA AML Program has been approved by the Board of Directors
• Does it describe the AML Officer, how to identify potential suspicious activity, training program, and SARs filing process?	X

Document Retention
• Does your firm have a formally documented policy?	X

EFFECTIVE DATE: July 1, 2018

AMENDMENT TO AGREEMENT BY AND BETWEEN ARIEL DISTRIBUTORS, LLC AND

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

THIS AMENDMENT, entered into on August 28, 2018 by and between The Variable Annuity Life Insurance Company (“VALIC”) and Ariel Distributors, LLC (“ADL”) is effective as of July 1, 2018 (“EFFECTIVE DATE”).

WHEREAS, VALIC and Ariel Distributors, Inc. (“ADI”) (the predecessor company to ADL) entered into an administrative services agreement on November 1, 2000 (“Agreement”); and

WHEREAS, the Agreement was subsequently amended on January 1, 2002 to provide that:

“ADI shall pay VALIC a fee with respect to each Fund, on a quarterly basis, equal to 35 basis points (0.35%) per annum….”; and

WHEREAS, the parties now wish to allocate the 35 basis points such that 25 basis points are allocated to marketing and distribution, and 10 basis points are allocated to sub-administration and sub-accounting fees.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, hereby agree that:

As of the Effective Date, ADL (as the successor company to ADI) shall pay VALIC a 12b-1 fee equal to 25 basis points for marketing and distribution, and 10 basis points for sub-administration and sub- accounting services.

APPROVED FOR EXECUTION BY AIG CONSUMER
LEGAL DEPARTMENT

CONTROL NO. CW2557144

DATE: 9/10/2018

SIGNED:

SCHEDULE ONE

Accounts

Name of Account	Date of Resolution of Company’s Board which Established the Account
USL Separate Account RS	June 14, 2024

Investment Company Names	Series Names

Ariel Investment Trust	Ariel Fund
Ariel Appreciation Fund

Appendix B

Trademarks

ARIEL ®

ARIEL FUND ®

ARIEL APPRECIATION FUND ®

SLOW AND STEADY WINS THE RACE ®

ACTIVE PATIENCE ®

ACTIVELY PATIENT ®